Exhibit 16.1

March 30, 2018 Office of the Chief Accountant Securities and Exchange Commission 460 Fifth Street N. W. Washington, DC 20549 Re: People’s Utah Bancorp Commission File Number 001-37416

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by People’s Utah Bancorp in

Item 4.01 of its Form 8-K dated March 30, 2018 and captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Tanner LLC

Tanner LLC

cc:  R. Brent Anderson, Audit Committee Chairman, People’s Utah Bancorp.

          Mark Olsen, Chief Financial Officer, People’s Utah Bancorp.